                                                                    EXHIBIT 99.1

[CITIZENS LOGO]                                                     NEWS RELEASE

                                         FOR FURTHER INFORMATION CONTACT:
                                         Joel H. Mathis, Vice President
                                         Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

                      CITIZENS, INC. REPORTS 61.3% INCREASE
                           IN FOURTH QUARTER EARNINGS

     AUSTIN, TEXAS - MARCH 15, 2004 - Citizens, Inc. (NYSE: CIA), reported net income for the quarter ended December 31, 2003, of $2.2 million, or $0.06 per share, compared to $1.4 million, or $0.04 per share, for the same period in 2002, an increase of 61.3%. Increased premiums and investment income (including realized gains) coupled with decreases in underwriting and insurance expenses and Federal income tax were the primary causes of the increase in fourth quarter 2003 earnings.

     Revenues for the last quarter of 2003 increased 13.4% to $26.9 million, compared to $23.7 million for the same period in 2002. Premium income for the quarter increased 8.6% from $20.2 million in 2002 to $21.9 million in 2003, primarily due to the acquisitions of First Alliance Corporation (First Alliance) and Mid-American Alliance Corporation (Mid-American). Additionally, quarterly net investment income increased 3.0% to $3.8 million from $3.7 million in 2002 due to continued expansion of the Company's asset base. Fourth quarter net realized gains were $330,000 compared to a net realized loss of $173,000 in 2002 due to the sale of certain bonds of the acquired companies that failed to meet the credit standards of the portfolio. Total benefits and expenses for the quarter ended December 31, 2003, increased 13.2% to $24.9 million from $22.0 million in 2002. The acquisitions increased fourth quarter 2003 benefits and expenses by $3.5 million offsetting decreases in surrender activity and underwriting and insurance expenses. A Federal income tax benefit of approximately $656,000 was realized during the quarter related to refunds from the amendment of prior years' returns and the true up of current and deferred taxes.

     The Company earned net income of $3.1 million or $0.09 per share for the year ended December 31, 2003, compared to net income of $4.3 million or $0.13 during the same period in 2002. Increased amortization of the cost of customer relationships acquired and claims and administration costs on the accident and health business contributed to the decrease in earnings. The per share earnings in 2003 were lower by 10.3% as a result of issuance of approximately 3.3 million new Class A common shares to acquire First Alliance and Mid-American.

                                    - More -

    Executive Office - P.O. Box 149151 - Austin, Texas 78714-9151 - Phone 512
                          837-7100 - Fax: 512-836-9334
            email: PR@citizensinc.com - web site: www.citizensinc.com

Revenues for the year increased 14.6% to $95.1 million in 2003 from $83.0 million in 2002. Premium income increased 14.4% to $78.0 million from $68.2 million in 2002, due to increases in new life insurance premiums measured in paid annualized premiums, and the 2003 acquisition of First Alliance and Mid-American that contributed $4.3 million of premiums. Net realized gains of $1.3 million were recognized in 2003 through the sale of bonds of marginal credit quality owned by the companies acquired during the past two years. Total benefits and expenses for the year ended December 31, 2003 increased 18.5% to $91.8 million from $77.5 million in 2002. The acquisitions increased 2003 benefits and expenses by $8.1 million, with the remaining increase primarily attributed to higher surrender activity and administrative costs related to the accident and health business.

Total assets at December 31, 2003 grew 19.6% to $390.1 million, compared to $326.3 million at December 31, 2002. Acquisitions added $47.5 million to the 2003 assets, with the remaining increase the result of organic growth. Stockholders' equity was $127.0 million at the close of 2003, compared to $101.8 million at December 31, 2002, reflecting the issuance of approximately $24.4 million of Class A common stock for the acquisitions of First Alliance and Mid-American, 2003 earnings and a $2.3 million mark-to-market decrease in the value of the Company's bond portfolio.

On March 9, 2004, the Company entered into a coinsurance agreement related to all of its accident and health business, effective January 1, 2004, whereby it ceded approximately $15 million of annualized premiums and corresponding claims and service costs to a Texas life insurance company. The Company will receive a declining rate of any future profits on the book of business over a 10-year period. It is expected that operating expense savings of more than $1.3 million will annually be achieved through the transfer of the business.

ABOUT CITIZENS, INC.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its growth strategy is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, targeting the sale of U.S. dollar whole life insurance policies worldwide, and through the acquisition of other life insurance companies.

Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens' stock closed at $8.42 on March 12, 2004.

Additional information is available about the Company on its web site: www.citizensinc.com.

                                    - More -

         Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "will", "expect", "anticipate" or "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

                                 CITIZENS, INC.
                  COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS

                              OPERATING STATEMENTS

                                                                                          (UNAUDITED)
                                               YEAR ENDED                             THREE MONTHS ENDED
                                              DECEMBER 31,                               DECEMBER 31,
                                              ------------                               ------------
                                                  2003             2002             2003             2002
                                                  ----             ----             ----             ----
PREMIUMS AND OTHER REVENUES
    Premium income                            $ 78,027,413     $ 68,210,881     $ 21,912,272     $ 20,182,739
    Net investment income                       14,322,275       14,251,907        3,800,745        3,689,631
    Other                                        2,753,075          541,110        1,153,979         (188,102)
                                              ------------     ------------     ------------     ------------
       Total revenues                         $ 95,102,763     $ 83,003,898     $ 26,866,996     $ 23,684,268

BENEFITS AND EXPENSES
    Increase in future policy
        benefit reserves                         7,904,091        6,051,671        3,168,047        1,184,496
    Claims and surrenders                       40,445,007       38,107,119       10,968,500       11,022,944
    Policyholder dividends                       3,666,260        3,477,381        1,106,830          986,578
    Commissions                                 18,227,851       16,339,205        5,663,661        4,846,010
    Underwriting and
        insurance expenses                      18,966,120       15,064,065        4,290,125        4,834,601
    Net change in deferred policy
        acquisition costs                       (4,751,215)      (4,383,354)      (2,255,780)      (1,591,143)
    Other                                        7,356,327        2,808,785        1,951,309          713,342
                                              ------------     ------------     ------------     ------------
    Total benefits and expenses               $ 91,814,441     $ 77,464,872     $ 24,892,692     $ 21,996,828
                                              ------------     ------------     ------------     ------------
    INCOME BEFORE FEDERAL
            INCOME TAX                        $  3,288,322     $  5,539,026     $  1,974,304     $  1,687,440

FEDERAL INCOME TAX EXPENSE
(BENEFIT)                                          162,057        1,284,809         (210,844)         332,859
                                              ------------     ------------     ------------     ------------

    NET INCOME                                $  3,126,265     $  4,254,217     $  2,185,148     $  1,354,581
                                              ============     ============     ============     ============

                                INCOME PER SHARE

                                                                                         (UNAUDITED)
                                                                                -----------------------------
NET INCOME PER SHARE                          $       0.09     $       0.13     $       0.06     $       0.04
                                              ============     ============     ============     ============
AVERAGE SHARES OUTSTANDING                      34,693,385       31,951,095       35,347,109       32,229,452

                                 BALANCE SHEETS

                                             (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                             DECEMBER 31,    SEPTEMBER 30,     JUNE 30,       MARCH 31,      DECEMBER 31,
                                 2003            2003            2003            2003            2002
                                 ----            ----            ----            ----            ----
Total assets                 $390,093,297    $369,698,028    $372,278,718    $364,315,985    $326,291,001
Total invested assets        $275,188,132    $266,105,355    $229,756,599    $219,820,972    $226,008,600
Stockholders' equity         $127,026,722    $119,041,852    $119,383,720    $119,980,032    $101,792,305